Exhibit 10.49

                              INTRAOP MEDICAL, INC.



October 29, 2008



Mr. Howard Solovei


Re:      Separation and General Release Agreement

Dear Howard:

This letter sets forth the terms of the separation and general release agreement (the "Agreement") between you and Intraop Medical, Inc. (the "Company").

1. Separation. Your last day of work with the Company and your employment termination date will be October 31, 2008 (the "Separation Date"). Between the date listed above and the Separation Date, you will continue to work on a full-time basis, performing your regular and customary duties and all such other duties that may be reasonably assigned to you. You will continue to abide by all Company policies and procedures for the remainder of your employment with the Company.

2. Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued base salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. Expense Reimbursements. Within five (5) business days after the Separation Date, you agree to submit to the Company your final expense reimbursement statement reflecting all remaining business expenses incurred by you through the Separation Date for which you seek reimbursement. The Company will reimburse all reasonable documented business expenses incurred in accordance with its governing expense reimbursement policies and procedures.

4. Severance Benefits. This termination of your employment is a "separation from service" (within the meaning of Treasury Regulations Section 1.409A-1(h)). In exchange for your entering into and abiding by the terms of this Agreement, after the Separation Date, the Company will provide you with the severance benefits described below.

     (a) Cash Severance. The Company will pay you cash severance equal to up to 10 months of your last base salary, less applicable payroll deductions and withholdings (the "Severance"), subject to offset as described below. The Severance will be paid in the form of continuing base salary payments, paid on the Company's customary payroll pay dates starting on the first practicable payroll pay date after the Effective Date (as defined in paragraph 13 (ADEA Waiver) below). On such first payroll pay date, the Company will pay you the amount of the Severance that would have been paid to you on or prior to such date in the ordinary course had the commencement of the payment of the Severance not been delayed pending the effectiveness of this Agreement, with the balance of the Severance payable thereafter on the Company's regular payroll schedule, so that the Severance is paid not later than the date that is the first regular payroll pay date on or after August 31, 2009. The Severance shall be reduced by the amount of any and all cash compensation paid or payable to you for work performed (whether as a self-employed person or as an employee or consultant of any person or entity) during the 10 month period immediately after the Separation Date (the "Severance Period"). You agree to notify the Company in writing (sent to the attention of the Company's Chief Executive Officer (the "CEO")) no later than five (5) days after you commence any work engagements during the Severance Period, including the amount of compensation payable to you for such work.

     (b) Paid COBRA Premiums. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date at your own expense. (Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish.) If you timely elect to continue your group health insurance coverage pursuant to COBRA, as part of this Agreement and as an additional severance benefit, the Company will pay on your behalf the COBRA premiums necessary to continue your current level of health insurance coverage (for yourself and any covered dependents) in effect until the earlier of the last day of the Severance Period or until such earlier date as either (i) you become eligible for health insurance benefits through a subsequent employer or (ii) you and your covered dependents cease to be eligible for COBRA coverage. You agree to notify the Company in writing (sent to the attention of the CEO) no later than five (5) days after you become eligible for benefits through a subsequent employer.

     (c) Compliance with Section 409A. It is intended that each installment of the payments and benefits provided for in this paragraph 4 (the "Severance Benefits") is a separate "payment" for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this paragraph 4 satisfy, to the greatest extent possible, the exemptions from the application of Section 409A (any state law of similar effect) provided under Treasury Regulations 1.409A-1(b)(4) and 1.409A-1(b)(9). However, if the Company determines that the Severance Benefits provided under this Agreement constitute "deferred compensation" under Section 409A and you are, on the termination of your service, a "specified employee" of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a "Specified Employee"), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits that constitute deferred compensation shall be delayed as follows: (i) on the earlier to occur of (A) the date that is six (6) months and one day after your "separation from service" (as such term is defined in Treasury Regulation Section 1.409A-1(h)) or (B) the date of your death (such earlier date, the "Delayed Initial Payment Date"), the Company (or the successor entity thereto, as applicable) shall (1) pay you a lump sum amount equal to the sum of the Severance Benefits that you would otherwise have received through the Delayed Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this paragraph 4(c) and (2) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

5. Stock Options. You were granted a total of 1,881,698 options (the "Options") to purchase shares of the Company's common stock pursuant to the Company's governing equity incentive plan (the "Plan"). The Options will cease vesting on the Separation Date, at which time a total of 1,318,608 shares subject to the Options will be fully vested and exercisable. The remaining unvested shares shall automatically lapse and terminate. All rights, duties and obligations with respect to the Options (including your right to exercise any vested shares and the applicable post-employment exercise period) shall be as set forth in the Plan and in the written stock option agreements applicable to the Options.

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits from the Company after the Separation Date.

7. Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, all Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Your compliance with the terms of this paragraph is a condition precedent to receiving any severance benefits.

8. Proprietary Information.

     (a) Confidential information. Until the Separation Date and for all times thereafter, you agree to hold in confidence and not to disclose, use or publish any of the Company's confidential and proprietary information (collectively, "Confidential Information"), except as reasonably necessary for the performance of your duties through the Separation Date or as expressly authorized in writing by the CEO. For purposes of this Agreement, "Confidential Information" includes all confidential knowledge, data or information related to the Company's business or its actual or demonstrably anticipated research or development, including without limitation (i) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (ii) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (iii) information regarding the skills and compensation of Company's employees, contractors, and any other service providers of Company; (iv) the existence of any business discussions, negotiations, or agreements between Company and any third party; and (v) any confidential or proprietary information Company has received from third parties. You hereby assign to Company any rights you may have in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

     (b) Client Data. You specifically acknowledge and agree that the Company's client lists, as well as client names, contact information, and other client-related data (collectively, "Client Data") is highly sensitive, confidential and proprietary information of the Company which may be used only as necessary for the performance of your authorized duties on behalf of the Company and for no other purpose. Accordingly, you acknowledge and agree that you will not disclose to or use on behalf of yourself or any third party (including any future employer) any Client Data.

     (c) Assignment of Inventions. Except for Inventions that you can prove qualify fully under the provisions of California Labor Code section 2870, you hereby assign to Company all your right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by you, either alone or with others,
(i) during the period of your employment by Company or (ii) prior to your employment by Company and intended by you to be used by the Company or specifically made, conceived, reduced to practice, or learned by you for the benefit of the Company. For purposes of this Agreement "Invention" means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above, and "Intellectual Property Rights" means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. Inventions assigned to the Company hereunder are referred to as "Company Inventions".

     (d) Assistance. You agree to assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure your signature on any document needed in connection with such purposes, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act on your behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by you.

     (e) Other Agreements. The terms set forth in this paragraph 8 (Proprietary Information) shall be in addition to any other non-disclosure, confidentiality, proprietary information, and inventions assignment agreements entered into by you for the benefit of the Company, including that certain Non-Disclosure Agreement between you and the Company dated July 29, 2002 (the "Confidentiality Agreement"); provided, however, that in the event of any conflict between the terms of such other agreements and the terms of this Agreement, this Agreement shall be controlling.

9. Non-Interference.

     (a) Non-Solicitation. For the remainder of your employment and continuing for 12 months after the Separation Date, you agree that you shall not directly or indirectly, solicit, induce or encourage any Company employee, agent or consultant to terminate his, her or its relationship with the Company.

     (b) Non-Disruption. For the remainder of your employment and continuing after the Separation Date, you must not: (a) take any action to disrupt, damage or interfere with the Company's contractual relationships with its clients, employees, consultants, agents or vendors, or induce any person or entity to breach any contractual obligation owed to the Company; or (b) engage in any unlawful or improper activity to disrupt, damage or interfere with Company's business, operations or activities.

10. Notification. You understand and agree that the Company may communicate your obligations under paragraph 8 (Proprietary Information) and paragraph 9 (Non-Interference) of this (and may provide a copy of this Agreement) to any future employer or other third party, as the Company deems necessary or appropriate to protect its interests. You further agree that, if, within 18 months of the Separation Date, you accept employment with any entity that, at the time, is directly competitive with the Company, you will notify the Company of that fact in writing (sent to the attention of the CEO), including the name and location of such new employer. Nothing in this Agreement shall prevent you from competing with the Company or accepting an position with a competitor of the Company, subject to your continuing obligations hereunder.

11. Non-disparagement. You and the Company (through its officers and directors) agree not to disparage each other or the other's officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to his, it or their business, business reputation or personal reputation; provided that both parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.

12. Release of Claims.

     (a) General Release. In exchange for the severance benefits and other consideration to be provided to you under this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company, the Company's co-employer, TriNet Corporation, and the Company's predecessors, successors, subsidiaries and affiliated entities (collectively, the "Company Parties") and each of the Company Parties' current and former directors, officers, employees, shareholders, partners, agents, attorneys and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (i) all claims arising out of or in any way related to your employment with the Company, your activities as an employee and/or officer of the Company, and the termination of your employment relationship with the Company; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), the California Fair Employment and Housing Act (as amended), and the California Labor Code.

     (b) Exceptions. Notwithstanding the foregoing, you are not releasing: (i) any rights you have under this Agreement; (ii) any rights that you have to be indemnified arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors' and officers' liability insurance policy of the Company; or (iii) any claim that cannot be waived under applicable state or federal law. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.

13. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA ("ADEA Waiver"). You also acknowledge that the consideration given for this ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have 21 days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7) day period; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement ("Effective Date").

14. Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

    "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

15. Representations. You hereby represent that, except as expressly provided in this Agreement, you have been paid all compensation owed and for all hours worked for the Company, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

16. Arbitration. You and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution or interpretation of this Agreement shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, California before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. ("JAMS") or its successor, conducted pursuant to the JAMS Employment Arbitration Rules and Procedures then in effect. You and the Company acknowledge that by agreeing to this arbitration procedure, both parties waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the parties would be entitled to seek in a court of law. The Company shall pay all JAMS' arbitration fees (including arbitrator fees and administrative fees, but excluding attorneys fees and costs incurred by you in connection with the arbitration). Nothing herein shall prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration brought pursuant to this paragraph.

17. General. This Agreement, together with the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including those set forth in your Employment Agreement with the Company dated December 15, 2002. This Agreement may not be modified or amended except in a writing signed by you and the CEO. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the arbitrator or court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

To accept this Agreement, please sign below and return the original to me. You have 21 days from the date of this Agreement to return the fully-signed Agreement to me. If we do not receive the fully-signed Agreement from you by that date, the offer of severance benefits contained herein shall automatically lapse and terminate.

We wish you good luck in your future endeavors.

Sincerely,

INTRAOP MEDICAL, INC.


By:  /s/ John Powers
  -------------------------------------
         John Powers, President and CEO



UNDERSTOOD AND AGREED:



/s/ Howard Solovei
--------------------------
Howard Solovei


10/29/2008
--------------------------
Date

1106792 v3/SF